Registration No. 333-______

As filed with the Securities and Exchange Commission on April 1, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

GRACO INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0285640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894
(address of registrant's principal executive offices,
including zip code)

GRACO DEFERRED COMPENSATION PLAN (2005 STATEMENT)
(Full title of the plan)

Robert M. Mattison
V.P., General Counsel & Secretary
88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894
(612) 623-6664
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations(1)	$5,000,000(2)	100%	$5,000,000	$588.50

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Graco Deferred Compensation Plan (2005 Statement).

(2)	Estimated solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Graco Inc. (the “Company” or “Graco”), are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

(b)	All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since December 31, 2004.

        All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been paid or which deregisters all securities then remaining unpaid shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.          Description of Securities.

        Graco Deferred Compensation Plan (2005 Statement)

        The securities offered here are deferred compensation obligations (“Obligations”), which are being offered to eligible employees of Graco Inc. and its participating affiliates under the Graco Deferred Compensation Plan (2005 Statement) (the “Plan”). The Plan permits participants to elect to contribute a portion of their compensation, incentive or bonus (“Contributions”) to a book entry deferred compensation accounts, the value of which is adjusted by assuming that the account is invested in one or more benchmark investment funds (“Measuring Investments”) selected by the participant in accordance with the terms of the Plan.. The Measuring Investments available are generally the same as those offered under the Company’s 401(k) plan, although not all investment options offered under the Company’s 401(k) plan are available. The Measuring Investments have varying degrees of risk. Participants may reallocate amounts in their deferred compensation accounts among the Measuring Investments on a daily basis. Contributions will not actually be invested in the Measuring Investments. The Measuring Investments are merely devices used to determine the value of the participant’s account under the Plan. The Plan does not require the Company to fund any of the benefits provided by the Plan and participants have no ownership interest in any investment fund.

        The Obligations are unsecured general obligations to pay in the future the balance of book entry deferred compensation accounts. A participant’s interest in, and right to receive payment of, the participant’s account under the Plan is an unsecured claim against the general assets of the Company and will rank equally with other unsecured indebtedness incurred from time to time by the Company. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security.

        The Plan may be amended prospectively, retroactively or both or terminated at any time. In no event will the Company be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, or substitution of one or more Measuring Investments.

        A participant’s rights or the right of any other person to receive payment of Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except through the written designation of a beneficiary under the Plan.

        The foregoing summarizes the material terms and provisions of the Obligations. It is not a complete legal description of the Obligations, and is qualified in its entirety by reference to the Plan.

Item 5.          Interests of Named Experts and Counsel.

        Robert M. Mattison, Vice President, General Counsel and Secretary of the Company, has given his opinion about certain legal matters affecting the Obligations registered under this Registration Statement. Mr. Mattison is eligible to participate in the Plan.

Item 6.          Indemnification of Directors and Officers.

        Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, the Company will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

        Article 7 of the Company’s Restated Articles of Incorporation, as amended to date, provides that the no director of the Company shall be personally liable to Graco or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, provided, however, that the liability of the director shall not be eliminated or limited (i) for breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Law or (iv) for any transactions from which the director derived an improper personal benefit. Article 7 further provides that no amendment to or repeal of the Article shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        Section 8.01 of the Company’s Bylaws provides that the Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 described above.

        The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers the Company for reimbursement of payments to its directors and officers in respect of such liabilities and expenses.

Item 7.          Exemption from Registration Claimed.

        Not applicable.

Item 8.          Exhibits.

4.1	Graco Deferred Compensation Plan (2005 Statement).

5.1	Opinion and Consent of Robert M. Mattison.

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.

Item 9.          Undertakings.

          (a)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

          (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 4th day of April, 2005.

GRACO INC.
By:
Robert M. Mattison
Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

David A. Roberts	Chief Executive Officer (Principal Executive Officer)

Mark W. Sheahan	Vice President & Treasurer (Principal Financial Officer)

James A. Graner	Vice President & Controller (Principal Accounting Officer)

Lee R. Mitau	Director, Chairman of the Board
Robert G. Bohn	Director
William J. Carroll	Director
Jack W. Eugster	Director
J. Kevin Gilligan	Director
James H. Moar	Director
Mark H. Rauenhorst	Director
David A. Roberts	Director
R. William Van Sant	Director

David A. Roberts, by signing his name hereto, does hereby sign this document on behalf of himself and each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24.1 to this Registration Statement).

David A. Roberts
(for himself and as attorney-in-fact)

Dated: April_______, 2005

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Graco Deferred Compensation Plan. (2005 Statement)

5.1	Opinion and Consent of Robert M. Mattison

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney